UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2022 (November 22, 2022)
L3HARRIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Boulevard
Melbourne,	Florida	32919
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	LHX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 22, 2022 (the “Closing Date”), L3Harris Technologies, Inc. (“L3Harris”) established a new $2.25 billion, three-year senior unsecured term loan facility by entering into a Loan Agreement (the “Loan Agreement”) with the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan"), as administrative agent. The Loan Agreement provides for term loans in up to two separate draws no later than June 30, 2023, with the proceeds to be used: (i) to finance the acquisition of Viasat, Inc.’s tactical data links product line; (ii) to repay all amounts under L3Harris’ $250 million Floating Rate Notes due 2023; (iii) to pay the fees, costs and expenses incurred in connection with the foregoing; and (iv) for general corporate purposes in an amount up to $40 million.
At L3Harris’ election, borrowings under the Loan Agreement will bear interest at: (i) the sum of the term secured overnight funding rate (“SOFR”) rate for any tenor comparable to the applicable interest period, plus 0.10%, plus an applicable margin between 1.125% and 1.875% (initially 1.250%) that varies based on the ratings of L3Harris’ senior unsecured long-term debt securities (the “Senior Debt Ratings”); or (ii) the base rate (as described in L3Harris’ Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2022 (the “Existing Credit Agreement 8-K”)), plus an applicable margin between 0.125% and 0.875% (initially 0.250%) that varies based on the Senior Debt Ratings.
The Loan Agreement matures on November 21, 2025. L3Harris may prepay amounts borrowed under the Loan Agreement at any time, and L3Harris is required to prepay all outstanding term loans ratably from the proceeds of any new indebtedness, subject to certain exceptions set forth in the Loan Agreement, including with respect to any proceeds received from: (i) the existing Revolving Credit Agreement, dated as of July 29, 2022 (the "Existing Credit Agreement"), by and among L3Harris, the lenders from time to time party thereto and JPMorgan as administrative agent; (ii) indebtedness incurred in the ordinary course of business; (iii) indebtedness used to fund any acquisition; (iv) refinancings; (v) commercial paper issuances; (vi) letters of credit; (vii) working capital facilities of foreign subsidiaries; and (viii) other indebtedness in an aggregate principal amount not greater than $500 million. At the Closing Date, no borrowings were outstanding under the Loan Agreement.
The Loan Agreement requires L3Harris to pay a quarterly unused commitment fee commencing on January 17, 2023 at an applicable rate per annum between 0.090% and 0.250% (initially 0.110%) that varies based on the Senior Debt Ratings. The Loan Agreement also contains representations, warranties, covenants and events of default that are substantially similar to those in the Existing Credit Agreement, as described in the Existing Credit Agreement 8-K.
Certain of the financial institutions party to the Loan Agreement and/or their respective affiliates are parties to the Existing Credit Agreement. Additionally, such financial institutions and/or their respective affiliates from time to time have performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for L3Harris for which they have received or will receive customary fees and expenses.
The foregoing description of the Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K related to the Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

      The following exhibits are filed herewith:

Exhibit Number	Description
10.1*	Loan Agreement, dated as of November 22, 2022, by and among L3Harris Technologies, Inc. and the other parties thereto.
104	Cover Page Interactive Data File formatted in Inline XBRL.
* Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. L3Harris will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L3HARRIS TECHNOLOGIES, INC.
	By:	/s/ Michelle L. Turner
		Name:	Michelle L. Turner
Date: November 28, 2022		Title:	Senior Vice President and Chief Financial Officer

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